Exhibit 99.1

GUITAR CENTER REITERATES SECOND QUARTER 2003
SALES AND EARNINGS GUIDANCE

Westlake Village, California (June 9, 2003) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today reiterated its second quarter 2003 sales and earnings guidance.  Based on current business and economic conditions, the Company continues to expect that second quarter 2003 net sales will be in the range of $286.5 million to $292.2 million and that second quarter 2003 earnings per share will be in the range of $0.18 to $0.20.

About Guitar Center

Guitar Center is a national retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 114 Guitar Center stores, with 102 stores in 42 major markets and 12 stores in secondary markets across the U.S.  In addition, our American Music division operates 18 family music stores specializing in band instruments for sale and rental, serving teachers, band directors, college professors and students.  We also sell musical instruments in the U.S. on a direct response basis through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.

Business Risks and Forward Looking Statements

The comments made above regarding the future financial performance of Guitar Center, Inc. constitute forward-looking statements relating to results that our management deems to be achievable for the quarter ending June 30, 2003 and are made in express reliance on the safe harbor provisions contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Sales and earnings trends are affected by many other factors including, among others, world and national political events, including the existence of armed conflict involving the U.S., general economic conditions which recently have been weak, particularly in terms of consumer demand and general retail sales, the effectiveness of our promotion and merchandising strategies, and competitive factors applicable to our retail and direct response markets.  Our guidance also assumes that we continue to implement our new distribution center for the Guitar Center stores, as well as the systems and infrastructure build out for the American Music stores, in accordance with our existing plans and budget.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business”‘ in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.